Exhibit 3.10

State of North Carolina

Department of the Secretary of State

Limited Liability Company

ARTICLES OF ORGANIZATION

Pursuant to § 57C-2-20 of the General Statutes of North Carolina, the undersigned does hereby submit these Articles of Organization for the purpose of forming a limited liability company.

1. The name of the limited liability company is RFMD, LLC.

2. There shall he no limit on the duration of the limited liability company.

3. The name and address of the person executing these articles of organization is Douglas A. Mays, 3300 One First Union Center, 301 South College Street, Charlotte, Mecklenburg County, North Carolina 28202. Such person executes these articles of organization as organizer, and not as member.

4. The street and mailing address and county of the initial registered office of the limited liability company is: 7628 Thorndike Road, Greensboro, Guilford County, North Carolina 27409 and the name of the initial registered agent is William J. Pratt.

5. Check one of the following:

☐ (i) Member-managed LLC: all members by virtue of their status as members shall be managers of this limited liability company.

☒ (ii) Manager-managed LLC: except as provided by N.C.G.S. Section 57C-3-20(a), the members of this limited liability company shall not be managers by virtue of their status as members.

6. These articles will be effective upon filing

This the 12th day of July, 2000.

/s/ Douglas A. Mays
Douglas A. Mays, Organizer

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